Exhibit 99.4

March 10, 2015

Board of Directors

Rock-Tenn Company

504 Thrasher Street

Norcross, Georgia 30071

Members of the Board of Directors:

Reference is made to our opinion letter, dated January 25, 2015 (the “Opinion Letter”), with respect to the fairness, from a financial point of view, to Rock-Tenn Company (the “Company”) of the MWV exchange ratio (as defined in the Registration Statement on Form S-4 of Rome-Milan Holdings, Inc. (the “Registration Statement”)) provided for in the original combination agreement (as defined in the Registration Statement).

We hereby consent to the inclusion of the Opinion Letter as Annex C to the joint proxy statement/prospectus, which forms a part of the Registration Statement, and to the description of the Opinion Letter and the references thereto under the headings “Summary—Opinions of RockTenn’s Financial Advisors” and “The Adoption of the Combination Agreement— Opinions of RockTenn’s Financial Advisors”.

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

Lazard FrEres & Co. LLC

By:	/s/ Donald Fawcett
Donald Fawcett
Managing Director